EXHIBIT 4 (r)


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THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE
TRANSFERRED UNTIL: (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO; OR (ii) RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER AND THAT SUCH TRANSFER IS NOT IN VIOLATION OF ANY APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY SECURITIES ISSUED IN EXCHANGE FOR THESE SECURITIES; PROVIDED, HOWEVER, THAT IN NO EVENT ARE THESE SECURITIES TRANSFERRABLE PRIOR TO THE EARLIER OF: (i) THE EFFECTIVE DATE OF THE COMPANY'S PROPOSED INITIAL PUBLIC OFFERING OF ITS SECURITIES; OR (ii) MARCH 31, 1998.

                              THE TIREX CORPORATION
                     10% CONVERTIBLE SUBORDINATED DEBENTURE

No. 1                                                                  $250,000

      THE TIREX CORPORATION a Delaware corporation (the "Company"), for value received, hereby promises to pay in currency of the United States of America to or registered assigns (the "Payee" or "Holder") in accordance with the provisions contained herein, at the offices of the Company, the principal amount of Two Hundred and Fifty Thousand Dollars ($250,000), along with interest on such principal amount at the rate of ten percent (10%) per annum, payable in arrears, from the date hereof through the Maturity Date in the following manner:
The entire principal face value of this Debenture and all accrued and unpaid interest hereon shall be due and payable on the first of the following to occur:
(i) the conversion of this Debenture pursuant to Section 1 below; (ii) the completion and closing of an underwritten public offering of the securities of the Company yielding gross proceeds to the Company of not less than $8,000,000;
(iii) any debt or equity financing of the Company in excess of $4,500,000; or
(iv) one year from the date of this Debenture.

      This Debenture is issued pursuant to a Securities Purchase Agreement dated April 9, 1998, between the Company and the Payee (the "Subscription Agreement"), and is subject to the terms of a Registration Rights Agreement dated April 9, 1998, between the Company and the Payee (the "Registration Rights Agreement") and conversion of the Debenture in accordance with its terms may have an adverse affect on a Warrant to purchase Common Stock of the Company dated April 9, 1998 (the "Warrant") copies of each of which are available for inspection at the Company's offices located at 740 St. Maurice, Suite 201, Montreal, Quebec #3C lL5. Notwithstanding any provision to the contrary contained herein,


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this Debenture is subject to certain terms, conditions, covenants and agreements contained in each of the Securities Purchase Agreement and Registration Rights Agreement. Any transferee or transferees of this Debenture, by their acceptance hereof, assume the obligations of the Subscriber in each of the Securities Purchase Agreement and Registration Rights Agreement with respect to the conditions and procedures for transfer of this Debenture. Reference to each of the Securities Purchase Agreement and Registration Rights Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both principal and interest of this Debenture as provided for herein.

      1. CONVERSION, REDEMPTION AND REGISTRATION.

      (a) This Debenture is convertible in whole or in part at any time into that number of shares of the Company's common stock, par value $.01 per share ("Common Stock") as is obtained by dividing the then unpaid principal face value of the note by an amount equal to 85% of the average closing bid price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation Small-Cap Market System ("Small Cap") averaged over the five day period prior to the Company receiving a notice of conversion. In the event the Company's Common Stock is not then traded on the Small-Cap, the conversion price will be 85% of the average closing bid price of the Common Stock on the National Association of Securities Dealers, Inc. ("NASD") Over-the-Counter Electronic Bulletin Board Service, in such five day period. If the Common Stock is not listed on any securities exchange at the time a notice of conversion is issued, the conversion price shall be such price as is determined as the fair and reasonable price a third party not affiliated with the Company would pay for the Common Stock as determined by the Board of Directors. At the election of the Payee, all accrued but unpaid interest hereon may also be converted in Common Stock in the manner prescribed herein. Such shares of Common Stock are referred to herein as the "Conversion Shares." In the event the Company's proposed initial public offering is not completed prior to March 31, 1998, the conversion price referenced herein shall be reduced from 85% to 75%. All converted shares of Common Stock shall have customary "piggyback" registration rights and demand registration rights as described herein. The Company has an obligation to register all of the Conversion Shares with the Securities and Exchange Commission (the "SEC") pursuant to the Registration Rights Agreement. This Debenture may be partially converted and in case of such partial conversion, the Company, upon surrender hereof, will deliver to the Holder a new Debenture representing the principal face value which has not been converted.

      In the event any portion of this Debenture is converted prior to March 31, 1998, the Holder hereof, who is also a Holder of Warrants, shall lose the right to exercise each Holder's Warrants as such portion relates pro rata to the portion of this Debenture converted. By way of example, if this Debenture has a face value of $25,000, the Holder has Warrants to purchase 100,000 shares of Common Stock and the Holder converts $5,000 of this Debenture (20% of the Debenture) prior to March 31, 1998, such Holder and all transferees and assigns shall lose forever the right to exercise 20,000 Warrants (20% of the Warrants).

      (b) This Debenture is convertible into shares of Common Stock at any time; provided, however, that the convertibility with respect to this Debenture shall terminate


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beginning one day preceding the filing by the Company of a registration statement registering the Conversion Shares and a new conversion period shall commence immediately following the effectiveness of such registration statement with the SEC pursuant to which this Debenture shall again become convertible at any time; provided, further, however, that in the event a registration statement is filed and not declared effective within 120 days of the date of filing of such registration statement with the SEC, a new conversion period shall commence pursuant to which this Debenture shall again become convertible at any time. The Holder hereof shall have no conversion rights following payment in full of the principal and interest owed by the Company to the Holder hereof. The conversion rights represented by this Debenture may be exercised, in whole or in part, by the Holder at any time within the period specified in this Section l(b) by surrender of this Debenture for cancellation at the principal executive office of the Company (or at such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), together with the amount of applicable stock transfer taxes, if any. This Debenture shall be deemed to have been converted, in whole or in part to the extent specified, immediately prior to the close of business on the date on which all of the applicable provisions of this Section l(b) are satisfied. The Company will transmit the certificates representing the Conversion Shares via express courier within five business days after receipt by the Company of all the documentation required by this Section l(b).

      (c) The Holder of this Debenture shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or in equity; provided, however, that in the event any certificate representing Conversion Shares is issued to the Holder hereof upon conversion of some or all of this Debenture, such Holder shall, for all purposes, be deemed to have become the holder of record of such Conversion Shares on the date on which all of the applicable provisions of Section 1 have been met, irrespective of the date of delivery of such share certificate.

      (d) In the sole discretion of the Holder hereof, such Holder may require that the Company assign the obligations of the Company described in this Debenture to any successor of the Company if the Company is not the surviving entity of a merger or consolidation. The Company must give the Holder hereof fifteen (15) business days notice of the terms of any such consolidation or merger and the terms thereof.

      (e) Unless registered with the SEC, each certificate evidencing the Conversion Shares, and any certificates issued upon transfer or exchange of the foregoing shall be stamped or imprinted with the following legend:

      THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL: (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO; OR (II) RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS


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      NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER AND THAT SUCH
      TRANSFER IS NOT IN VIOLATION OF ANY APPLICABLE STATE, FEDERAL OR FOREIGN SECURITIES LAWS. THE SHARES UNDERLYING THESE SECURITIES MAY BE SUBJECT TO A LOCK UP AGREEMENT

      The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Conversion Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) the Conversion Shares are registered under the Act, or (b) in connection with a transfer, such holder provides the Company with an opinion of counsel reasonably satisfactory to the Company, to the effect that a transfer thereof may be made without registration under the Act and that such transfer does not violate any applicable state or foreign securities laws.

      (f) This Debenture may be redeemed by the Holder at any time after the Maturity Date at 100% of the principal face value of this Debenture plus all accrued but unpaid interest; provided, however, that any redemption effectuated after May 31, 1998 shall be made at 125% of the principal face value of this Debenture plus all accrued but unpaid interest.

      (g) If for any reason, the Company fails to register the Conversion Shares, or to keep the Registration Statement respecting the Conversion Shares effective, then the holders of the Debentures shall have the following additional registration rights: (i) During the one-year period following May 31, 1998, on one occasion only, the Company shall, pursuant to the written demand of the holders of 50% or more of the aggregate principal amount of the Debentures, file a registration statement under the Securities Act, covering the Conversion Shares, as promptly as practicable following such demand; The Company shall use its best efforts to cause such registration statement to be declared effective by the SEC within 120 days following such demand and to keep such registration statement effective at all times until all of the Debentures are converted and the delivery of a prospectus is no longer required in connection with any resale of the Conversion Shares, and (ii) If, at any time during the one-year period following May 31, 1998, the Company intends to file a registration statement, under the Securities Act, then, not later than twenty days prior to the intended filing date for such registration statement, the Company shall give written notice to the Holder of its intention to file a registration statement and the Holder shall have the right, upon written instructions, received by the Company within ten days of the intended filing date of the registration statement, to have included in such registration statement the number of Conversion Shares issued or issuable to them as such Holder shall so instruct. The Company shall use its best efforts to cause such registration statement to be declared effective by the SEC as promptly as possible and to keep such registration statement effective at all times, as set forth above. The foregoing provisions of this subsection l(g) shall not be deemed to change or modify any provisions contained in the Registration Rights Agreement and shall be in addition to any rights granted to the Holder pursuant to the Registration Rights Agreement.


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

      2. COVENANTS OF COMPANY.

      The Company covenants and agrees that, so long as any portion of this Debenture shall be outstanding:

      (a) it will promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided. however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

      (b) it will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

      (c) it will at all times keep true and correct books, records and accounts;

      (d) it will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto as shall be reasonably required in the conduct of its business;

      (e) it will to the extent necessary for the operation of its business, keep adequately insured by financially sound and reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations; and

      (f) it will timely make all filings required under the Securities Exchange Act of 1934, as amended;

      (g) it will use its best efforts to maintain the listing of its Common Stock on all public stock exchanges on which the Common Stock is approved for listing.

      (h) that all shares of Common Stock issuable upon conversion of this Debenture will, upon delivery, be duly and validly authorized and issued, fully-paid and non-assessable with no personal liability attaching to the Holder thereof; and

      (i) it will at all times on and subsequent to the date at which this Debenture becomes convertible and prior to expiration of this Debenture reserve and keep available an authorized number of shares of its Common Stock and other applicable securities sufficient to permit the exercise in full of all outstanding options, warrants and rights, including this


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        3.  Issuance  of  Certificates.  As soon as  possible  after any full or partial conversion of this Debenture, but in any event no more than five (5) business days, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder of this Debenture, a certificate or certificates for the number of fully paid and non-assessable shares of Common Stock to which such Holder shall be entitled on such conversion. No fractional shares of Common Stock will be issued on exercise of this Debenture. If, on any exercise of this Debenture, a fractional share results, the Company will pay the cash value of that fractional share, calculated on the basis of the conversion price per share.

      4. ADDITIONAL PROVISIONS.

      This Debenture is subject to the following additional provisions:

      (a) The Company shall be entitled to withhold from all payments of principal of and interest on this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments.

      (b) This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Act, any applicable state securities laws and any applicable securities laws of any other jurisdiction. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

      (c) No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place and rate, and in the coin or currency, herein prescribed. This Debenture is the direct obligation of the Company. This Debenture ranks equally and ratably with all other notes now or hereafter issued under the terms set forth herein.

      (d) No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer, director or control person, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

      (e) The Holder of this Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture until: (i) a registration statement under the Act shall have become effective with respect thereto; or (ii) receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that registration under the Act is


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not required in connection with such proposed transfer and that such transfer is not in violation of any applicable state or foreign securities laws.

      5. EVENTS OF DEFAULT.

      (a) This Debenture shall become and be due and payable upon written demand made by the Holder hereof if one or more of the following events, hereinafter called events of default, shall happen and be continuing:

            (i) default in the payment of principal or interest on this Debenture when and as the same shall become due and payable, whether by acceleration or otherwise.

            (ii) default in the due observance or performance of any material covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof if such default shall continue uncured for five (5) days after written notice thereof, specifying such default, shall have been given to the Company by the Holder of the Debenture;

            (iii) The Company shall (1) commence any proceeding or other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, receivership, dissolution, liquidation, winding-up, composition or any other relief under the Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law; of any jurisdiction, domestic or foreign, now or hereafter existing; or (2) admit the material allegations of any petition or pleading in connection with any such proceeding; or (3) apply for, or consent or acquiesce to, the appointment of a receiver, conservator, trustee or similar officer for it or for all or a substantial part of its property; or (4) make a general assignrnent for the benefit of creditors;

            (iv) Commencement of any proceeding or the taking of any other action against the Company in bankruptcy, or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing and the continuance of any such events for sixty (60) days undismissed, unbonded or undischarged; or the appointment of a receiver, conservator, trustee or similar officer of the Company or for all or substantially all of its property and the continuance of any such events for sixty (60) days undismissed, unbonded or undischarged.

            (v) a breach of the Company's representations, warranties or covenants contained in the Securities Purchase Agreement;

            (vi) a breach of the Company's representations, warranties or covenants contained in the Registration Rights Agreement.

            (vii) the sale or other disposition or transfer by the Company or any subsidiary of substantially all of its assets;


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

            (viii) the merger by the Company or any subsidiary with or into another corporation, other than for purposes of changing domicile, where the Company is not the surviving corporation.

      (b) The Company agrees that notice of the occurrence of any event of default will be promptly given to the Holder at his or her registered address by certified mail.

      (c) In case any one or more of the events of default specified above shall occur and continue to occur, the Holder of this Debenture may proceed to protect and enforce his rights by suit in the specified performance of any covenant or agreement contained in this Debenture or in aid of the exercise of any power granted in this Debenture or may proceed to enforce the payment of this Debenture or to enforce any other legal or equitable rights as such Holder may have.

      6. SUBORDINATION OF OTHER INDEBTEDNESS; SECURITY

      (a) The Company, for itself, its successors and assigns, covenants and agrees, and each Holder of this Debenture, by his acceptance thereof, likewise covenants and agrees, that the payment of the principal of and interest on, each and all of the Debentures is hereby expressly subordinated in right of payment, to the prior payment in full of any indebtedness now outstanding or hereinafter incurred, to a bank, financial institution engaged in lending money, insurance company or other similar institutional lender ("Senior Indebtedness"). Each Holder of this Debenture shall, upon the Company's reasonable request, execute and deliver to the Company such documents as may be necessary or appropriate to evidence or confirm the foregoing subordination.

      (b) Notwithstanding the subordination described in Section 6(a) above, until: (i) the occurrence of an event of default by the Company under any document evidencing Senior Indebtedness; or (ii) the Company makes any assignment for the benefit of creditors; or (iii) any bankruptcy proceedings are instituted by or against the Company; or (iv) any receiver for the Company's business or assets is appointed; or (v) there is any dissolution or winding up of the affairs of the Company, whichever of the foregoing occurs earliest, the Company may make and the Holders of this Debenture may receive any and all payments due under this Debenture.

      (c) In the event of any insolvency or bankruptcy (voluntary or involuntary) proceedings or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, related to the Company or to its creditors, as such, or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal and interest on all Senior Indebtedness before the Holder of this Debenture is entitled to receive any payment on account of principal or interest on this Debenture, and to that end the holder of Senior Indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of this Debenture,


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except securities which are subordinate and junior in right or payment to the payment of Senior Indebtedness.

      (d) In the event that this Debenture is declared due and payable before its expressed maturity because of the occurrence of an event of default hereunder (under circumstances when the provisions of the foregoing clause (c) shall not be applicable), the holders of Senior Indebtedness outstanding at the time the Debenture so becomes due and payable because of such occurrence of a default thereunder shall be entitled to receive payment in full of all principal and interest on all Senior Indebtedness before the Holder of the Debenture is entitled to receive payment on account of the principal or interest upon this Debenture.

      (e) In the event of any default in payment of any principal of or any interest on any Senior Indebtedness and during the continuance of any such default, no amount shall be paid by the Company and the Holder of this Debenture shall not be entitled to receive any amount, in respect of the principal of or interest on the Debenture. No present or future holder of Senior Indebtedness shall be prejudiced in his right to enforce subordination of this Debenture by any act or failure to act on the part of the Company. The Company shall render written notice to the Holder of this Debenture immediately upon the occurrence of each such default in the payment of any principal of or any interest on any Senior Indebtedness describing such default in detail.

      (f) Nothing contained in the subordination herein is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Holder of this Debenture, the obligation of the Company, which is absolute and unconditional, to pay to the persons entitled thereto under the terms thereof the principal of and interest on this Debenture, as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the Holder of this Debenture and creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein prevent the Holder of this Debenture from exercising all remedies otherwise permitted by applicable law upon default under the Debenture, subject to the rights, if any, under the subordination herein, of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

      7. MISCELLANEOUS.

      (a) This Debenture has been issued by the Company pursuant to authorization of the Board of Directors of the Company which provides for an aggregate of up to $700,000 in face amount of identical Debentures to be issued.

      (b) The Company may consider and treat the person in whose name this Debenture shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Debenture shall be overdue) and the Company shall not be affected by any notice to the contrary. The registered owner of this Debenture shall have the right to transfer it by assignment (subject to the limitations on transfer contained in this Debenture and in the Securities Purchase Agreement) and the transferee thereof shall, upon his registration as owner of this Debenture, become vested with all the powers and rights of the transferor. Registration of any new owner shall take place upon presentation of this Debenture to the Company at its offices at 740 St. Maurice, Suite 201, Montreal, Canada #3C lL5, together with a duly authenticated assignment. In case of transfer by operation of law, the transferee agrees to notify the Company of such transfer and of his address, and to submit appropriate evidence regarding the transfer so that this Debenture may be registered in the name of the transferee. This Debenture is transferable only on the books of the Company by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Cornmunications sent to any registered owner shall be effective as against all holders or transferees of the Debenture not registered at the time of sending the communication.

      (b) Payment of the principal and outstanding interest shall be made to the registered owner of this Debenture upon presentation of this Debenture upon or after maturity.

      (c) The Company hereby waives presentment for payment, demand and protest and notice of dishonor.

      (d) Neither this Debenture nor any term hereof may be changed, waived discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

      (e) All notices, requests, demands and other communications to the Company hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, return receipt requested or via facsimile, addressed as follows or to such other addresses as the Company may designate in writing to the holder hereof:

      The Tirex Corporation
      740 St. Maurice, Suite 201
      Montreal, Quebec #3C lL5
      Attention: Terrence C. Byrne, President
      Fax No.: (514) 878-9847

      (e) This Debenture shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to such State's principles respecting the conflicts of law.


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

      (f) The terms of this Debenture shall be binding on the Company and its successors and assigns.

      IN WIINESS WHEREOF, the Company has caused this Debenture to be signed in its name by the undersigned.

 Dated: April 9, 1998

                                             THE TIREX  CORPORATION

                                             By:________________________________


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